Exhibit 99.1

Contact: Safeco Investor Relations

Neal Fuller, 206/545-5537

Contact: Safeco Media Relations

Paul Hollie, 206/545-3048

PAULA ROSPUT REYNOLDS NAMED NEW SAFECO PRESIDENT AND CEO;

JAY BROWN ELECTED NON-EXECUTIVE CHAIRMAN OF THE BOARD

SEATTLE – (Dec. 7, 2005) – Safeco (NASDAQ: SAFC) today announced that Paula Rosput Reynolds has been named the company’s new president and chief executive officer effective Jan. 1, 2006. Reynolds also was appointed to Safeco’s board of directors.

Reynolds, 49, currently is chairman, president and CEO of AGL Resources, an Atlanta-based energy holding company that includes six natural gas utility companies, wholesale services and energy investments. Her 27 years in the energy business included executive positions in Houston and San Francisco.

“Throughout her career, Paula has distinguished herself as a results-oriented and inclusive leader – setting a clear vision, embracing a diversity of ideas, and encouraging teamwork to bring that vision to life,” said Bob Cline, lead director of Safeco’s board of directors. “She has demonstrated these qualities not only in the companies she has led, but in her community and business activities outside of work. With her proven CEO experience and impressive leadership skills, the board believes Paula is the right person to build on Safeco’s strong financial and operational foundation and lead the company forward.”

During her five-year tenure as CEO, AGL Resources expanded from a regional gas utility to a multi-state, integrated energy company. In addition, the company doubled its share price and market capitalization, and increased its dividend by 37 percent.

“I’m excited about the opportunity to lead Safeco to the next level of success – creating a sustainable competitive advantage and long-term value,” said Reynolds. “Safeco has demonstrated it has the talent and the determination. Rather than a sprint, we’re now in the race for the long run. We intend to deliver excellent performance year after year. I look forward to being at the forefront of that challenge.”

Active in business and community organizations, Reynolds currently serves on the boards of Coca-Cola Enterprises, where she chairs the Audit Committee; Delta Air Lines; and the United Way of Metropolitan Atlanta.

A native of Newport, R.I., she received her undergraduate degree in Economics from Wellesley College in Wellesley, Mass.

Mike McGavick, who has announced his candidacy for the United States Senate representing the state of Washington, will step down as CEO and chairman of the board on Dec. 31, 2005. He will provide transition services for two months as a Safeco employee.

The Safeco board selected Reynolds through a comprehensive search process working with Russell Reynolds Associates, a global search firm.

Reynolds and her family will relocate to Seattle, where her husband, Stephen P. Reynolds is chairman, president and CEO of Puget Energy.

Brown Elected Chairman

Safeco’s board of directors also has elected Joseph W. “Jay” Brown as its non-executive chairman effective Jan. 1, 2006, replacing McGavick. Brown, 56, has been a Safeco director since 2001 and brings extensive insurance industry experience to this new role.

He is chairman of MBIA, Inc., a financial services company based in Armonk, N.Y. Before joining MBIA in 1999, Brown was chairman, president and CEO of Talegen Holdings, Inc., the former insurance holdings operation of Xerox Corporation, and president and CEO of Fireman’s Fund Insurance Company.

“Jay has led property and casualty insurers, he knows Safeco and understands the nuances of the business strategy. He will be a great partner to Paula in the governance of the company,” said Cline.

When Brown assumes the chairmanship in January, Cline will step down as lead director.

Conference Call on Dec. 8 at 11:30 a.m., EST

Reynolds and Brown will conduct a conference call with financial analysts tomorrow, Thursday, Dec. 8 at 11:30 a.m., EST, and 8:30 a.m., PST. The call will be broadcast live over the Internet at www.safeco.com/irwebcast and archived later in the day for replay.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners and owners of small- and mid-sized businesses through a national network of independent agents and brokers. More information about Safeco can be found at www.safeco.com.

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